Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

Stewart McDowell
Direct: +1 415.393.8322
Fax: +1 415.374.8461
SMcDowell@gibsondunn.com

October 15, 2015

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, California 95403

Re:                                                          Keysight Technologies, Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Keysight Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of (i) $500,000,000 aggregate principal amount of the Company’s 3.300% Senior Notes due 2019 (the “New 2019 Notes”) and (ii) $600,000,000 aggregate principal amount of the Company’s 4.550% Senior Notes due 2024 (the “New 2024 Notes” and, together with the New 2019 Notes, the “New Notes”) in exchange for a like principal amount of the Company’s outstanding 3.300% Senior Notes due 2019 (the “Old 2019 Notes”) and 4.550% Senior Notes due 2024 (the “Old 2024 Notes” and, together with the Old 2019 Notes, the “Old Notes”).

The New Notes are to be issued pursuant to the Indenture, dated as of October 15, 2014 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Old Notes and the forms of the New Notes, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

October 15, 2015

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.              When the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the State of New York and the United States of America and (ii) to the extent relevant for our opinions herein, the Delaware General Corporation Law.  We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1 above.  This opinion is limited to the effect of the current state of the laws of the States of New York, the United States of America and, to the limited extent set forth above, the laws of the State Delaware, and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture or the certificates evidencing the global Notes (collectively, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any waiver of the right to jury trial or (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

October 15, 2015

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP